EXHIBIT 99.2
CORPORATE PARTICIPANTS
Pablo Paez
The Geo Group — Director, Corporate Relagions
George Zoley
The Geo Group — Chairman & CEO
Jerry O’Rourke
The GEO Group — CFO
Brian Evans
The GEO Group — VP Finance, Treasurer & Chief Accounting Officer
CONFERENCE CALL PARTICIPANTS
Todd Van Fleet
First Analysis — Analyst
Jeff Kessler
Lehman Brothers — Analyst
T.C. Robillard
Banc of America Securities — Analyst
Kevin Campbell
Avondale Partners — Analyst
Ben Joseph
[Bryce Folkare] — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the second-quarter 2007 GEO Group earnings conference call. My name is Michelle, and I will be your coordinator for today. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes.
I would now like to turn the presentation over to your host for today’s call, Mr. Pablo Paez, Director of Corporate Relations. Please proceed, sir.

Pablo Paez - The GEO Group — Director, Corporate Relations
Thank you, operator. Good morning, everyone, and thank you for joining us today for a discussion of The GEO Group’s second-quarter 2007 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Wayne Calabrese, Vice Chairman, President and Chief Operating Officer; Jerry O’Rourke, Chief Financial Officer, and Brian Evans, Vice President of Finance, Treasurer and Chief Accounting Officer.
This morning we will discuss our second-quarter performance, current business development activities and conclude the call with a question-and-answer session. This conference is also being webcast live on our website at www.thegeogroupinc.com. A replay of the audio webcast will be available on the website for one year. A telephone replay will also be available through September 8 at 1-888-286-8010. The passcode for the telephone replay is 85324576.
During the call we will discuss non-GAAP basis information. The reconciliation for non-GAAP basis information to GAAP basis results may be found on the conference call section of our Investor Relations web page.
Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and our current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may

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differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K reports.
With that, please allow me to turn this call over to George Zoley. George.

George Zoley - The GEO Group — Chairman & CEO
Thank you, Pablo, and welcome, everyone. We’re very pleased with our second-quarter performance, which we believe validates the continued success of our Company’s diversified growth platform. Our financial results are driven primarily by the strong performance at a number of our correctional and residential treatment facilities both at the state and federal levels and several recent contract wins by our three business units — US Corrections, GEO Care and International Services.
Our second pro forma earnings increased to $13.5 million or $0.26 per share based on 51.6 million from $7.6 million or $0.23 per share based on 32.8 million shares for the same period 2006.
For the first six months of the year, pro forma earnings increased to $22.5 million or $0.48 per share based on 46.6 million shares from $12.5 million or $0.40 per share based on 31.3 million for the first half of 2006. Our pro forma earnings for the second quarter exclude after-tax startup expenses. Our year-to-date pro forma results exclude after-tax startup expenses, as well as the write-off of deferred financing fees associated with the paydown of $200 million in term loan borrowings during the first quarter.
On a GAAP basis, our second quarter 2007 income from continuing operations was $12.4 million or $0.24 per share based on 51.6 million shares compared to $6.4 million or $0.20 per share from based on 32.8 million shares during the same period in 2006.
For this first six months, our GAAP income from continuing operations was $7.5 million or $0.38 per share based on 46.6 million shares compared to $11.1 million or $0.35 per share based on 31.3 million shares for the first six months of 2006. All of our financial results reflect the effect of our June 1st two for one split and our prior three for two stock split in October 2006.
Our revenue during the second quarter increased to $258.2 million from $208.7 million for the same period in 2006. Quarterly revenues reflect approximately $26.3 million in pass-through construction revenues.
For the first six months of the year, our revenues increased to $495.2 million from $394.6 million during the first half of 2006. Year-to-date revenues reflect $47.9 million in pass-through construction revenue. Our topline growth has been driven by the factors I mentioned at the beginning of the call, strong performance by a number of our state and federal facilities and recent contract wins by our three business units.
Our average per diem rate for the second quarter was $53.32 compared to $49.68 for the same period in 2006. Our Company-wide paid level of occupancy was approximately 97%, excluding our idle facility in Jena, Louisiana and Baldwin, Michigan. Our adjusted EBITDA increased to $37.4 million for the second quarter of 2007 from $23 million for the same period in 2006.
For the first six months of the year, we reported adjusted EBITDA of $67 million compared to $41.7 million during the first half of 2006. Our adjusted free cash flow for the second quarter of 2007 increased to $19.5 million from $12 million for the same period a year ago.
For the first six months of the year, our adjusted free cash flow increased to $34.1 million from $23.5 million for the first half of 2006. Our cash at the end of the second quarter was approximately $77 million, excluding approximately $34 million of restricted cash. Our balance sheet reflects approximately $315 million in senior debt and approximately $140 million of nonrecourse debt.
In addition, we have a $150 million revolving credit facility bearing interest at LIBOR plus 1.5.
This concludes my overview of our financial performance during the second quarter and now moving onto our guidance for the remainder of 2007.
Due to our second-quarter results, we have increased our 2007 earnings guidance to a pro forma range of $1.05 to $1.09 per share exclusive of $0.08 per share in startup expenses and $0.07 per share as a result of the write-off of deferred financing fees during the first quarter of the year. We expect our 2007 operating revenue to be within $895 million to $905 million exclusive of pass-through construction revenues.

We are maintaining our third-quarter earnings guidance in a pro forma range of $0.27 to $0.29 per share exclusive of $0.04 per share in startup expenses and third-quarter revenue guidance in a range of 223 to $228 million exclusive of construction revenues. For the fourth quarter, we are maintaining our pro forma earnings guidance in a range of $0.30 to $0.32 per share and our revenue guidance in the range of 225 to $230 million exclusive of construction revenues.
We remain optimistic about the current trends in our industry and believe that our available beds, which we are marketing to a number of clients and our ability to expand existing facilities in a strong business development pipeline for each of our three business units, represents additional potential opportunities to bolster our financial performance even further.
Now I would like to give you an update on the recent project activations and projects under development. On July 1 we completed and opened a 235-bed expansion at our Moore Haven facility in Florida. The expansion is expected to generate approximately $3 million in additional annualized revenues. It carries a 90% occupancy guarantee.
We were also awarded a three-year contract with successive two-year renewals by the state of Florida for this facility and its continued management, which it now has a capacity of 985 beds. We currently have a number of projects under development, which are expected to be completed during the third quarter and opened during the fourth quarter of this year. In Florida we will open a new 1500-bed nonrecourse bond finance prison in Graceville, Florida, which will generate $21 million in annualized revenues exclusive of debt service.
In Texas we’re expanding our Val Verde facility by 576 beds, using our free cash flow. Once completed, again in the third quarter and opened in the fourth quarter, this expansion is expected to generate $11 million in additional annual operating revenues.
Also, in Texas we’re expanding the Reeves County detention complex by 320 beds, using nonrecourse revenue bond financing. In addition, we recently announced an agreement between the LaSalle Economic Development District in the US immigration customs enforcement for the housing of up to 1160 immigration detainees at our company-owned LaSalle Detention Facility located in Jena, Louisiana. We will house and manage the immigration detainee population at the facility under an agreement with the LaSalle Economic Development District. We will commence the intake of 416 prisoners during the fourth quarter of 2007. We expect the facility to ramp up to 416 by the end of the year.
We are also expanding the facility by 744 beds. We expect the expansion will cost approximately $30 million and to be completed by the end of the second quarter of next year. We expect to ramp up the facility to full occupancy of 1160 beds by the end of the third quarter of 2008. The agreement is expected to generate approximately $23.5 million in annualized operating revenues for GEO at full capacity.
The expansion of our Jena facility marks the first significant expansion of one of our former CPT facilities. We’re now exploring expansion opportunities at several other facilities, particularly those housing federal detainees.
Further, we have a number of projects under development which will open in 2008 and will contribute meaningfully to our performance in 2009.
In Georgia we are renovating the 576 beds Robert A. Deyton facility which we lease from Clayton County. We expect the facility will be used by the federal detention agencies and will generate $14 million in annual operating revenues when fully renovated at the first quarter of 2008. The facility can be readily expanded by an additional 192 beds.
In New Mexico we’re constructing the 625-bed Northeast New Mexico facility using tax-exempt nonrecourse revenue bonds to house the New Mexico prisoners under an IGA between the state and the town of Clayton who in turn contracts with GEO. The facility is expected to generate $11 million in annual operating revenues exclusive of debt service when completed in the third quarter of 2008.
In Texas we are awaiting the completion of a 1100-bed nonrecourse bond finance GEO-designed facility in Montgomery County, which we expect to be used by other state or federal agencies. When completed in the third quarter of 2008, we expect this facility to generate $14 million in annual operating revenues.
Also in Texas we’re constructing a 1500-bed Rio Grande detention center in Laredo for the US Marshalls Service. We’re constructing this facility with Company financing. We expect this contract to generate $36 million in annual revenues when the facility opens in the fourth quarter of 2008.
In Mississippi a nonrecourse bond finance 500-bed GEO designed expansion to our East Mississippi Correctional Facility is scheduled to begin shortly. The expansion will generate between $5 and $7 million in annual revenues when completed by the end of 2008.

More recently, we have signed a three-year contract subject to successive two-year renewal options with Maverick County Texas for the development and operation of a 654-bed detention facility. We will develop and operate the facility which is being financed through the issuance of Maverick County Public Facilities Corporation nonrecourse project revenue bonds. We anticipate that the projects construction will be completed in the fourth quarter of 2008. We expect the facility would be used by the county and other state and federal detention agencies. At full occupancy the facility will generate approximately $10 million in annual operating revenues exclusive of debt service.
All of these projects, along with the projects we activated in the first half of the year, totaled more than 11,000 beds, which we are expected to generate over $198 million in combined annualized operating revenues when fully normalized. We believe this represents the largest and most diversified organic growth pipeline with signed contracts in our industry.
Following the activation of our Jena, Louisiana facility, we have approximately 500 empty beds available at our Northlake Correctional Facility in Baldwin, Michigan. This facility is being aggressively marketed to interested agencies. The Michigan facility also has substantial acreage to expand by several hundred beds.
As I have stated earlier, we’re exploring a number of of additional expansion opportunities to meet the needs of our state and federal clients. We’re currently developing and renovating a number of projects using Company financing. We estimate that the existing capital projects will cost approximately $162 million through the end of 2008.
We estimate our development CapEx requirements for 2007 to be approximately $113 million. This breaks down to approximately $8 million for the first quarter, $18 million for the second quarter, $36 million for the third quarter and $51 million for the fourth quarter. We currently have approximately $77 million in cash on hand to fund these projects, and we are generating approximately $5 million per month or $60 million annually in free cash flow during 2007.
In addition, we have $80 million available after letters of credit on our revolving credit facility, which bears interest at LIBOR plus 1.5%. We have enough financial flexibility to carry out our current program and pursue additional development projects and new facilities, as well as expansions of existing sites.
Moving onto our pending proposals and new business development opportunities, at the federal level we are responding to solicitation issue by the Office of the Federal Detention Trustee for the development and management of a 1000-bed detention facility for the US Marshalls to be located in Las Vegas, Nevada. Proposals are due August 15, and we expect award to be issued by year-end.
Additionally the U.S. Senate has recently amended its appropriations bill for the department of Homeland Security, providing for additional $3 billion in funding to increase ICE’s detention resources, including additional border patrols agency and additional detention beds. The amendment calls for ICE to increase its capacity by approximately 17,500 beds nationwide, up from its current capacity of approximately 27,500 beds.
We believe that this increase in bed funding will result in additional opportunities for the private sector over the next couple of years. We will continue to monitor the appropriations process in both the Senate and the House of Representatives.
At the state level, the Arizona State Legislature recently approved a procurement of 2000 new in-state private beds. We expect the RFPs for this procurement will be issued later in the year with an anticipated award date of early 2008.
In Georgia we have responded to a request for information for a 2000-bed mental health prison. We expect an RFP to be issued in the third or fourth quarter of this year with a contract award in early 2008. We expect to submit a joint proposal by GEO and GEO Care.
In Florida we have just received an invitation to negotiate for a 384-bed expansion of the 1500-bed Graceville facility, which we currently have under construction and expect to open in the fourth quarter. Responses to this ITN are due on August 17 with an award for this expansion scheduled for the week of — the first week of September with a contract start date of October 1.
In addition to these proposals, we’re currently working on a number of negotiated projects, which may involve the expansion of existing GEO facilities to meet the needs of our existing state and federal clients.
Now I would like to spend some time on the current situation in California, which we are monitoring closely. A couple of weeks ago the federal courts decided to in-panel three federal judges to examine California’s current overcrowding problem and determine whether the courts should set a maximum cap on the inmate population housed within California’s existing facilities. The Governor has filed an appeal on this decision. California legislature and the administration have already started to take steps to alleviate the overcrowded conditions within California prisons.

The Prison Expansion Bill, which was signed by the Governor several months ago, calls for the construction of 53,000 new prison beds at an approximate cost of $7.3 billion. The state is taking steps to transfer several thousand prisoners to out-of-state facilities.
We have remained in contact with the Department of Corrections and rehabilitation in California and have indicated our interest to provide them with additional capacity. We believe we are well-positioned to help the state with its immediate term and long-term needs. As I mentioned earlier, we have 500 immediately available beds at our Michigan facility, which can be expanded by several hundred beds. Further, we currently own and manage four facilities totaling over 2000 beds in the state of California. We stand ready to help the state its long-term in-state bed needs though through expansions of these facilities and the development of new facilities within the state.
Although we continue to believe the California in-state and out-of-state bed requirements will result in real opportunities for our industry and our Company sometime in the future, I want to stress that we have not based any of our projected growth, our current guidance on any new contracts with California for additional beds in or out of state at this time.
Turning to the international sector, internationally in England the Ministry of Justice has just issued RFPs for two new 600 bed projects that will be privatized. The Ministry of Justice has also announced plans to increase prison capacity by 9500 additional new beds by 2012. We believe many, if not all of these beds, will be procured for private development and management given the UK’s stated policy to privatize all new prisons.
On the immigration front, we are submitting a proposal for the 460-bed [Brook House] Immigration and Removal Center near Gatwick. We will continue to monitor the UK market and believe that we’re well-positioned with the work GEO UK subsidiary to take advantage of those future opportunities.
In South Africa the government has finally decided to move forward with plans to privatize and develop an operation of five new 3000 bed prisons. We expect the first invitation to tender for a new 3000-bed facility to be issued later this year with the remaining four RFPs sometime next year. Based upon the successful development and operation of our South African 3000-bed prison, which we have been operating for several years, we believe we’re well-positioned to capitalize on new growth opportunities in South Africa.
In Australia they are currently two privately operated facilities being competitively bid. The 890-bed Arthur Gorrie Correctional Facility which is managed by our Australian subsidiary, GEO Australia, is being rebid by the state of Queensland. We have submitted a proposal for the continued management of that facility. In addition, the 492-bed Borallon Correctional Center, which is managed by one of our competitors, is also being competitively rebid. We have submitted a proposal for the management of the Borallon facility. We expect contract awards for both of these projects to be issued in the future.
Turning to GEO Care, with regards to mental health and residential treatment opportunities, we remain very excited about GEO Care’s prospects. Our GEO Care team has been marketing to several states around the country. We expect to compete for several new projects in the near-term.
We’re extremely pleased with the strong financial performance of all three of our business units during the second quarter of the year. We remain optimistic about our business development efforts. We have begun our efforts to expand the facilities we acquired from CentraCore Properties Trust with the expansion of our Jena, Louisiana facility, and we are expecting to be pursuing additional expansion opportunities to meet the needs of our existing clients. We have what we believe is the largest organic pipeline in our industry with over 11,000 beds under development this year and next and with $198 million in annualized revenues.
Additionally we have approximately 500 beds available at our Michigan facility with the ability to expand by several hundred beds.
That concludes my presentation. I would now like to open the call to any questions.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS). Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis — Analyst

George, a lot of discussion obviously happening with the federal government in particular, immigration and customs enforcement. What is it that needs to happen for decisions to start getting made regarding action plans surrounding possibly constructing new facilities? You had talked about the $3 billion funding that is being I guess deliberated in the legislature at this point. But are we still — can you help us kind of understand, are we three or six months away perhaps from some decisions being made on utilization of perhaps the private sector for new bed needs in ICE, or is it a year? Can you kind of help us understand where we are at in the process and also in the context of your comments regarding the $3 billion funding?

George Zoley - The GEO Group — Chairman & CEO
Obviously I can only speculate, and based on past experience, all of these things unfold fairly slowly. But there is two trends going on. I am not sure I adequately covered both of them.
The first trend you are addressing is the expansion of the detention capacity, and I said that expansion could take place by several thousand of beds, maybe 15,000 beds. But that will probably take place over the course of a couple of years. It will not be done in a few months. I think part of that is probably our Jena facility. I think that is expanding their capacity, although it may be doing the second thing as well.
The second trend that I did not address in the call and I always address with our investor presentations, is consolidation of contracts where the government per se does not need more money. In fact, it will save money it believes by taking among the many contracts — and there may be hundreds of these IGAs, intergovernmental agreements. That is agreements between the federal government and various counties and cities where they may have 50 beds here, 75 there, 100 there. And they have concluded that they are better off economically and operationally to consolidate into one in effect proprietary facility that they control.
Well, how do you do that? You do that through the private sector. You do that through a private vendor like we’re doing for them for the most part with the Jena, Louisiana project. And I think there will be other projects like this throughout the Sunbelt states in particular where they have needed temporary detention beds. But they have done this historically on an incremental basis involving dozens if not hundreds of local communities, and now they have a national strategy in place that has now been going on a couple of years and where they are discontinuing these smaller contracts and they are approaching private companies and sometimes in coordination with local communities again through an IGA but for a much larger facility, 1000-bed facility or larger, that will be developed either independently by the private company or in coordination with the local community either with private companies’ own financing or by sponsorship of the local community through government bonds.

Todd Van Fleet - First Analysis — Analyst
A couple of follow-on’s I guess to that. Is there any way to quantify the opportunity in terms of beds? So if 17,500 is for kind of expansion of the overall system which will happen over a multi-year period, can you get your arms around maybe a bed count that becomes available as opportunity for GEO Group because of the second kind of growth mechanism I guess that you’re looking at, whereby they are consolidating into facilities outside of perhaps urban areas? So that is the first part of the question.
The second part would be, as ICE withdraws from some of these local county facilities that might be publicly owned, does that create any opportunities for GEO or the private sector in general to help those public-run facilities find new customers?

George Zoley - The GEO Group — Chairman & CEO
Well, I think the answer to your first question, if I can remember it all — well, first of all —

Todd Van Fleet - First Analysis — Analyst
I’m quantifying the bed count on that opportunity for the consolidation.

George Zoley - The GEO Group — Chairman & CEO

Okay. Opportunities for consolidation I think are going to be several thousands of beds because of the scale that they are preceding on. I think the typical facility will be about 1000 beds. As we look at our own system today, we are concluding a 500-bed facility is just too small anyway. It is small with regard to the basic economics of spreading your debt service and your labor costs, and there is a hassle factor for the federal agencies now in dealing with something that small given their increased responsibilities. They want typically 1000-beds facilities and up.
So I think there will be a number of these projects. I would just guess that there may be in the next 12 months six of these projects industrywide. But we think, we know this is a trend. It has been articulated to us. We have seen it take place, and this is an important trend. And it is added to the expansion of the capacity through this additional funding. The consolidation does not require additional funding.
So we are very excited about it. And some of the projects we are involved with that I have mentioned particularly those located in Texas where we are involved with a community, probably will in effect involve consolidation of contracts and by two primary agencies. This is by the US Marshalls Service, and it is by ICE.

Todd Van Fleet - First Analysis — Analyst
And then the second part, George, are the vacancies that are created by ICE in those county-owned facilities perhaps, does that create any opportunities for you to assist them in a management basis and perhaps sourcing other customers?

George Zoley - The GEO Group — Chairman & CEO
I don’t really think so. Because, as I said before, I think they are going to be the leaving pockets of 50 beds, maybe 75 beds, and it is questionable how long those beds would even remain vacant. It is possible that the local needs may backfill those beds.

Operator
Jeff Kessler, Lehman Brothers.

Jeff Kessler - Lehman Brothers — Analyst
Good quarter, guys. The bid that you mentioned we will say for the criminal/mental facility, is that a first in terms of the type of facility that the private sector is being asked to bid on? In the past you have separated out the two. If, in fact, this does become successful, is this a template for other states, or are you still convinced that a number of other states are going to go just for mental facilities?

George Zoley - The GEO Group — Chairman & CEO
Well, it is not the first. We presently operate a 1000-bed mental health prison in East Mississippi. So it is not the first. We have been operating this for several years. It is interesting that Georgia is going to a 2000-bed facility. It is a little surprising. It is a larger scale obviously with a fairly demanding population. These people need a lot of treatment and care. And we are seeing states as they expand their systems that they are starting to give a special mission to their facilities. This is part of their specialization of institutions. And one of the areas we have always known that they would have to provide for would be this type of institution which is a mental health institution. The others we have talked about are geriatric facilities. I think that is a point as well.
So we think we are uniquely prepared and qualified to offer our clients their new emerging needs in the mental health area.

Jeff Kessler - Lehman Brothers — Analyst
Okay. At the moment despite the 100 — let’s just say despite the much higher per diems that you’re getting for mental health, the margins are lower basically because of scale issues and the like. Is there a revenue level at which the per diem margin begins to become similar to the correctional margin? In other words, how much volume due you need to get the margins to be similar?

George Zoley - The GEO Group — Chairman & CEO

I think you’re right. I think that would occur — you know, as you get past 300 beds, you get to 400, 500, 600, whether they be civil beds or forensic beds. So you probably need to increase 40% before — what would I say then — another 100 — well, that is at least 30%. So 30 to 40%. But those facilities exist out there, and they exist presently at that capacity, and they will be planned for in the future as a result of consolidation of institutions.
A lot of states are in the position where they have, let’s say, six to 10 institutions, and they are of a smallish nature, and it makes more sense to consolidate those beds into instead of a 250-bed facility, a 500-bed facility. So I think that is coming as well.

Jeff Kessler - Lehman Brothers — Analyst
Okay. A lot has been made about the reset on the three California — three of the four California facilities that you have. But I think a bigger question is in the middle of all this turmoil and decision-making that is being done in California, the fact is, is these facilities are inside California. They are not outside of California, and it may give them an advantage.
The question is, given, let’s say, some of the problems that you have had in expanding these facilities in the past due to possible pressures from the unions, if California goes to a — comes to a decision to do something, are these facilities in a position yet to expand materially given that clearly the state would like to — would prefer to keep ultimately clients in-state as opposed to out-of-state?

George Zoley - The GEO Group — Chairman & CEO
Are they prepared to expand? Yes. We did not have a problem in expansion the last time. These facilities were built I think in nine to 12 months. They are built very fast. And the only problem that occurred I think it was last year is the procurement was pulled, and I think the procurement was pulled, and I guess we did not have a problem with that because some of the terms in the procurement were onerous and were just not workable. Whatever beds the private sector can develop in the state of California will be very cost competitive from any state beds.
Remember I think we have said and other people have said that it will take the state five to seven years once they start planning to build a new facility before they open their doors. So I don’t think the state is going to wait five years to deal with their current situation. I think sooner or later there is going to be a break that will come either through the courts or with additional assistance by the Legislature to provide whatever additional legal authority the administration needs to move forward in all directions. To move forward in sending people out-of-state, to move forward with developing new beds in-state. In-state through the system, as well as new beds in-state through the private sector.

Jeff Kessler - Lehman Brothers — Analyst
Okay. One final question and that is given the ebbs and flows of your negotiations with both state and federal officials, on Company-owned or controlled facilities, particularly on the Company-owned facilities, what do you believe is a reasonable target per diem margin? You can talk about it in absolute dollars or in percentages I don’t care which way that you can get to in the next two years given that obviously you can only take it up so far against in a bid situation or against on a renewal situation. And obviously you want to — but at the same time, you want to try to push as you’re pushing your capacity up on expanded facilities, that incremental margin per prisoner is going to go up. Can you get the incremental margins in the ‘30s or the per diem margin into the ‘30s?

George Zoley - The GEO Group — Chairman & CEO
Well, I’ve said from my view there is three classes. The first-class is the managed only class, and I have said that the margins there by percentage — that is the way we look at it — is 10 to 15%. The second-class is the leased facilities, and I think the margins there are 15 to 20%. And the third class is the owned facilities, and that is 25 to 35%. And 80% of our business is these two latter classes which we call controlled facilities. 80% of our EBITDA comes from that latter group which has long-term agreements. And although I am looking at our pipeline, we have a mix of everything. And I told people we like the mix. We have a number of facilities that are managed only and they are being financed through government bond financing, which is fine with us, and we’re the managers. But then our per diem does not reflect the payment of a debt service. So it will be lower than a company average per diem. And that is okay with us because the return on investment, the investment being next to nothing, is excellent.

Then we have some facilities that we own like Val Verde through its expansion. That is a fully owned facility. That will return a much higher return. The Laredo facility will be owned facility. That will be a much higher return. But our business, our Company’s business right now is nice healthy dynamic mix of three business units — GEO Care, International and GEO Corrections — and even within those business units, there is a different kind of mix. And we don’t as a Company need to view that we want to own everything available. And as I have told people in my presentations, normally the client makes the decision as to ownership. In many of these opportunities I have discussed where it is managed only, the client decided they were going to finance, and that is often the case locally. And it is also often the case on a state basis. The state of Florida where we are building the Graceville facility, there was no opportunity for us to own Graceville. The state of Florida insists that it wants to ultimately own it upon the repayment of the bonds. So I hope people don’t have the misconception that the vendor can unilaterally decide as to who is going to own the facility. That is not the case generally.

Operator
[T.C. Robillard], Banc of America Securities.

T.C. Robillard - Banc of America Securities — Analyst
Let me add my congratulations to you guys as well. Excellent quarter. George, could you expand a little bit on the South Africa opportunity, particularly around the RFPs? I’m looking for some details around whether or not there is new construction that is needed? Are the margins that these RFPs are looking to come up with, are those going to be comparable to the margins you’re currently getting there? Also, if you can just put into context for us the competitive environment within South Africa and who already operates there?

George Zoley - The GEO Group — Chairman & CEO
Operator. Hello? (multiple speakers) I think we can hear you talking.

Operator
I’m sorry, sir.

George Zoley - The GEO Group — Chairman & CEO
You’re asking about South Africa the competitive environment and the kind of margins?

T.C. Robillard - Banc of America Securities — Analyst
Yes, I guess to start with, will these — are these going to be required for kind of new construction, these facilities, or you will you be just taking over —?

George Zoley - The GEO Group — Chairman & CEO
These are all new build, so we will be competing for those opportunities with our existing joint venture in South Africa. We have an empowerment group that is part of our joint venture. There is one other provider that is also operating a 3000-bed facility. They are UK-based. We think we are well positioned based on our many years there to compete for these five new opportunities. They will be designed, built, financed and operated. And this has been a very good market for us. They are, in fact, our fastest player. They pay us within the same week we send them an invoice.

T.C. Robillard - Banc of America Securities — Analyst
That is always a good cash cycle there. And what about the margin structure? Would you expect the margins on these facilities to be similar, better, worse than where you guys are right now in South Africa?

George Zoley - The GEO Group — Chairman & CEO
I would expect it to be similar because all of the fundamentals will be similar. It will take as many people to operate. Actually the construction cost is going to be higher, and there will be a margin there as well in developing. This will be along the lines of at least a leased facility. It won’t be a managed only kind of margin.

T.C. Robillard - Banc of America Securities — Analyst
Okay. That is great color. Thank you. And then, George, can you give us any additional color in terms of the pipeline with respect to GEO Care? Obviously we’re starting to see the benefits of all the groundwork that you guys have laid over the last couple of years in terms of the revenue acceleration. Can you just elaborate as much as you can without giving away any competitive edge with respect to your pipeline?

George Zoley - The GEO Group — Chairman & CEO
Sure. Just to give you a little history, last year GEO Care did $70 million, doubling its prior year of $35 million. This year it will do $100 million. And just based on its current contracts, it will generate approximately $135 million next year.
Now we have had a very good year for the first half. In the first quarter of this year, we won two new forensic facilities which had an annualized value of about $46 million. That was a remarkable accomplishment to start up what were in effect empty former juvenile facilities and convert them into mental health institutions in two separate locations, both in 90 days. So that was a remarkable accomplishment by GEO Care and its staff.
But I don’t think it missed a beat. It is continuing to market in a number of states. In fact, we have kind of huddled and decided that we want to even broaden our marketing efforts, and we have authorized the GEO’s marketing budget to expand once again. So we are optimistic we are marketing in a number of states, but we are not in a position to specify where because we believe it is proprietary information. So we believe GEO Care’s growth is as fast if not faster than our corrections growth in general.

T.C. Robillard - Banc of America Securities — Analyst
Great. Thanks for the additional color.

Operator
Kevin Campbell, Avondale Partners.

Kevin Campbell - Avondale Partners — Analyst
I just wanted to ask you a couple of quick questions. First, with regards to your guidance, does that include any incremental inmates coming in for new New Castle, and can you give us what your current thoughts are with that situation and when you might expect Arizona to start sending inmates to that facility?

George Zoley - The GEO Group — Chairman & CEO
It does include incremental inmates for New Castle, and the New Castle population today is approximately 1830, which is about 130 more than prior to the incident that occurred in April. So we are beginning to ramp up, and we expect it to continue.

Kevin Campbell - Avondale Partners — Analyst
Are those Arizona inmates, or are they from Indiana?

George Zoley - The GEO Group — Chairman & CEO
The additional inmates are coming from Indiana, because Indiana has indicated that it has other needs that it needs to meet, and I think they may be closing one of their facilities, which is also putting pressure on the need for available beds.

Kevin Campbell - Avondale Partners — Analyst
Okay. So you expect to fill those beds then whether they come from Indiana or Arizona?

George Zoley - The GEO Group — Chairman & CEO
Obviously it does not matter much to us. That is between Indiana and Arizona as to how they allocate the beds. But we do — I would expect that by — in the next month or two that we will be over 2000 beds, and that by next year we will be at full capacity.

Kevin Campbell - Avondale Partners — Analyst
Okay. Could you comment, too, on the status of the repricing negotiations in California, just sort of where we stand? I know that — I believe those contracts are set to expire at the end of this year. You would hope to have new contracts in place prior to that, so could you talk a little bit about that?

George Zoley - The GEO Group — Chairman & CEO
Those contracts actually are going to expire in mid-December as we have now recalibrated, and I think our negotiations are pretty much concluded. We are waiting for the processing of the final outcome, which has to go through multiple agencies, and as you would expect in government, these things take time. But the current per diem rates are less than $40. I have stated that publicly, and we believe the market is about $60. So we are hopeful that we can get close to that market rate when the final contracts come in.

Kevin Campbell - Avondale Partners — Analyst
Okay. And some portion of that will obviously go to help increased compensation costs with your correctional officers in California. But approximately what percent do you think would sort of — of the increase in per diems, if you jumped up $20, would it be about 15 that would flow through to the bottom line before taxes, or what is sort of — how should we look at that in terms of how much will flow through to the bottom line versus how much will be used for other costs?

George Zoley - The GEO Group — Chairman & CEO
Well, the cost buildup is based on the value of the buildings, a proration of what we, in effect, paid CPT to acquire those facilities. So part of it is a repayment to us for what we are paying for, which is kind of embedded in our (technical difficulty)—. But the majority of the additive per diem will be able to flow to the bottom line. But a lot of it is because it is in effect a repayment to what we have paid CPT to acquire the ownership of the building.

Kevin Campbell - Avondale Partners — Analyst
Okay. Great. That is helpful. And could you comment on the Maverick County agreement that you had? Were there any other competitors talking to the county as well?

George Zoley - The GEO Group — Chairman & CEO

Yes. In all these local opportunities, there is always a couple of more competitors. The normal people we see. (multiple speakers)

Kevin Campbell - Avondale Partners — Analyst
And is there a reason why you believe perhaps you guys won over others? Was it the fact that you were perhaps more flexible in this situation with the ownership?

George Zoley - The GEO Group — Chairman & CEO
That, in effect, has worked well for us in Maverick as well as in Georgia. I think our — in Clayton County Georgia — where we say if you want somebody to buy the facility, we will buy it. If you want to just lease this facility, we will lease it to you. And we point out the pluses and minuses of (technical difficulty)—.
One of the downfalls of a county or a community selling the facility is, they don’t get to keep that money and apply it to general revenue purposes. They have to put it in a capital fund, which is more restrictive. Whereas if you just lease a facility to a company, that income stream can go into your general fund, and most people have seen that as being more beneficial.

Kevin Campbell - Avondale Partners — Analyst
Okay. And then real quick, a modeling question on the tax rate. It looks like it came in a little bit lower than we expected. What sort of numbers should we be looking for for the full year?

George Zoley - The GEO Group — Chairman & CEO
38% for the full year.

Operator
(OPERATOR INSTRUCTIONS). Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis — Analyst
George, could either you or Jerry kind of help us understand how you’re thinking about the facility margin, just kind of as a general course? As you think about the facility margin for the business throughout the course of the calendar year, what are generally your expectations surrounding facility margin as you progress through the year? When I say facility margin, I am removing, of course, any construction revenue and related expense and any other startup costs that might impact you on kind of a one-off basis. Can you help us understand how you guys think about it so we understand how you’re building up the year?

George Zoley - The GEO Group — Chairman & CEO
Are you talking about the Company composite facility margin or individual new project margins?

Todd Van Fleet - First Analysis — Analyst
Company composite.

George Zoley - The GEO Group — Chairman & CEO
Company composite.

Jerry O’Rourke - The GEO Group — CFO
I think what we are seeing is ops margin expansion if you take a look at the trending from last year to this year. When you discount out the impact of the neutralization of the impact of the construction revenue, the first quarter where it’s 17.2% of contribution margin and that is expanding to 19% in the second quarter, and we believe that that kind of expansion will continue as we go into the third and fourth quarters.

George Zoley - The GEO Group — Chairman & CEO
And that expansion is being driven by two things — clients and ownership of facilities. Last year our federal customers represented 25% of our revenue base. This year they are 33%. They are a third. But they represent one-half of our EBITDA. And then our EBITDA is comprised of 80% of controlled facilities. So we have taken a big swing as to who our customers are. They are more prominently now the federal agencies who pay the best, and also we have taken a big swing as to the number of facilities we own or control, and those are the most profitable two out of three categories obviously.

Todd Van Fleet - First Analysis — Analyst
Right. And so as you guys think about your strategic planning and your longer-term planning in three to five-year kind of horizon, is it your view the Company will shift a little bit further over time toward awaitings as a greater emphasis on the managed or the kind of facility where you control the facility through the leasing arrangements? Is that your general thinking?

George Zoley - The GEO Group — Chairman & CEO
No, I think my thinking is that of an opportunist. The managed facilities are kind of bread and butter opportunities that we’re going to go after just as vigorously as any other opportunities. And they are nice to have because there is no investment, and they have a steady return for several years.
But we have also — we have noted the other opportunities in the federal area, which is growing probably faster. They are adopting privatization faster than any other governmental sector, and I’m talking particularly about ICE and Marshalls. And there are a number of opportunities there, some of which will be managed only and others will have ownership opportunities. So I don’t have a particular target. I’m just going to go after all the available opportunities as they present themselves, and sometimes we help to orchestrate and develop opportunities ourselves. But our model is a mix model. We go after all these categories — managed only, leased and owned — and we think that is the strongest and best approach.

Todd Van Fleet - First Analysis — Analyst
And if I could ask you one more on the expense level for G&A during the quarter, you seem to be running higher and higher these days. Is there a hurdle or a benchmark that you guys are using to try to manage SG&A too as a percentage of revenue at this stage?

George Zoley - The GEO Group — Chairman & CEO
I think we are going to try to keep it at $15 million the next two quarters, each quarter. $15 million per quarter.

Operator
Kevin Campbell, Avondale Partners.

Kevin Campbell - Avondale Partners — Analyst

I wanted to ask a couple of more questions. First on your per diems, the growth there seemed to be pretty strong both sequentially and year-over-year. Was there any impact in those numbers due to the CentraCore acquisition? Would that have any — those numbers not being in Q2 ‘06 versus now being included for a full quarter of Q2 ‘07, would that have any impact there?

George Zoley - The GEO Group — Chairman & CEO
It is more a federal business and more federal business in particular. The GEO Care per diems are obviously higher, but that is offset by — we did a lot of incremental beds last year. If you recall, I think we did almost 2000 beds last year. And those would have been at a below than average composite per diem.
So when you think about per diems, it gets very complicated because all per diems are not created equal. You have to start off by saying, well, is there a debt service in that per diem? Many of our per diems did not have a debt service. They are just pure operating costs. Some do. Some we need a high debt service to return cost of capital. So it is a treacherous enterprise to begin just looking at a per diem and extrapolating from it. Because we don’t. In our business we look at the facility, the project level detail to extrapolate from that because we know the details. Unfortunately you don’t. I guess you’re almost reduced to looking at composite per diems.
But within that composite, there is a lot of things going on. Some of them are incremental beds and maybe $10, $20s. Some are extraordinary numbers that are triple digit because they are either at a federal facility or a GEO Care facility. But when you blend them altogether, that is what you get.

Kevin Campbell - Avondale Partners — Analyst
Okay. Could you comment, too, on ICE and perhaps any changes in attitudes you might have seen from them? Obviously we saw one of your competitors announce this week that ICE had pulled some inmates from one of their facilities. Have you seen any changes from ICE in terms of their attitude towards the service that is being provided just short of generically in general, or do you think that is more of just sort of a one-off situation?

George Zoley - The GEO Group — Chairman & CEO
I think I have.

Kevin Campbell - Avondale Partners — Analyst
How so? How have those attitudes changed?

George Zoley - The GEO Group — Chairman & CEO
I think they think that they are paying a lot of money for their service now. Because we have all been saying that. The federal agencies pay higher than anybody else, and now what we’ve also been saying that they are operating large-scale facilities. So they are paying large numbers in volume, and they know that those large dollar volumes result in larger operating margins. And in return for that, I think they have ratchet up their expectations. We have seen it at our facilities, and I am sure other providers have as well. So there has been a ratcheting up of expectations, and I think they may be under greater scrutiny now than in the past. And that may be behind some of their increased expectations.
So it is as though — even though it is tedious at times to deal with the multitude of demand requests to provide the service, they are paying a lot of money, and they deserve to get everything they are paying for. So it is required that we step up our service, but I think our Company is uniquely positioned by its three regional offices, which is each staffed by a regional VP and a dozen or more experts in security, finance, HR, health care, etc. This is the best way that we can deliver day to day services to our clients. Because we have a regional office in close proximity to all their facilities. So we are up to the challenge, and we believe we are meeting them.

Kevin Campbell - Avondale Partners — Analyst

Great. And just one last quick question. Do you guys have any thoughts on the acquisition environment, and are you guys continuing to look at that? Is it more domestically or any international expansion thoughts or acquisition thoughts there?

George Zoley - The GEO Group — Chairman & CEO
You know, we still have an interest in the acquisition area, but it is the same old problem I have discussed in the past. It is trying to find an opportunity that aligns the pricing requests with the earnings performance. So sometimes it takes time for that to work out, and we are willing to wait.

Operator
Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis — Analyst
I just quickly noticed that the international revenue was up pretty meaningfully on a sequential basis. I was wondering what was driving that in particular?

Brian Evans - The GEO Group — VP Finance, Treasurer & Chief Accounting Officer
You’re looking at ‘06 versus ‘07. Most of that is going to be driven by, or a lot of that is going to be driven by FX rates and then also the opening of the Campsfield House last year. I guess that was — I am not sure exactly when it opens, but end of last year. So you have got the full impact of that this quarter versus no impact in the prior year.

Todd Van Fleet - First Analysis — Analyst
Right, Brian. I was actually thinking about it more on a sequential basis.

Brian Evans - The GEO Group — VP Finance, Treasurer & Chief Accounting Officer
Well, even then it is still going to be exchange rates.

Todd Van Fleet - First Analysis — Analyst
Pretty meaningful jump I guess in one quarter. Does that — I can follow-up off-line. It is no big deal. I just thought I would —

George Zoley - The GEO Group — Chairman & CEO
Well, we have not opened any new facilities in the quarter, so it has to be just sort of exchange rate.

Jerry O’Rourke - The GEO Group — CFO
We will clarify that in the expanded answer in the Q.

Operator
[Ben Joseph], [Bryce Folkare].

Ben Joseph - [Bryce Folkare] — Analyst
Really quick, I just wanted you to clarify on the Val Verde facility when is that expected to be contributing revenues?

George Zoley - The GEO Group — Chairman & CEO
It is the 576-bed expansion. We believe it will be completed by the end of the quarter and start taking additional individuals in the fourth quarter.

Ben Joseph - [Bryce Folkare] — Analyst
Okay. So that has actually moved up. I believe the last time it was first quarter of ‘08 when it was expected to be completed?

George Zoley - The GEO Group — Chairman & CEO
Yes, I think we have accelerated that.

Ben Joseph - [Bryce Folkare] — Analyst
Okay. And then I also have a follow-up question related to the South African facilities. How are those facilities expected to be financed? I think I may have missed that.

George Zoley - The GEO Group — Chairman & CEO
It is governmental guarantees. That is the typical international financing where the government will provide essentially the financing guarantee. That will make it nonrecourse to the operator, hopefully us in that case, in return for an equity contribution of between 5% and 10%.

Ben Joseph - [Bryce Folkare] — Analyst
Okay.

George Zoley - The GEO Group — Chairman & CEO
It will probably be 10%, and we have a joint venture, and we will probably have to come up with the 5%.

Operator
This now closes the question and answer session. I will turn it back to management for closing remarks.

George Zoley - The GEO Group — Chairman & CEO
Well, we thank everyone for joining us today. We’re very proud of our Company’s performance this quarter, and we look forward to addressing you in our next quarterly conference call. Thank you.

Operator
Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a good day.